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                                                                    EXHIBIT 11.1

                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

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
                                                      B. Years Ended December 31,
                                            --------------------------------------------
                                                1998            1997            1996
                                            --------------------------------------------
Average shares outstanding                    46,736,000      42,181,000      40,879,000
Average common and common equivalent
   shares outstanding                         46,736,000      42,181,000      40,879,000
Net loss                                    $   (955,000)   $ (2,294,000)   $ (2,506,000)
Preferred stock dividend                    $   (647,000)   $ (1,551,000)   $ (1,725,000)
Computation of Earnings Per Share = Net
   Income (Loss/Average common equivalent
   shares                                   $  4,906,000    $ (3,845,000)   $ (4,231,000)
                                              46,736,000      42,181,000      40,879,000
Earnings (Loss)  Per Share                  $       0.11    $      (0.09)   $      (0.10)
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